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                                                                    EXHIBIT 99.1

FOR MORE INFORMATION:      Stephanie Slavin 713-497-6983
                           Dennis Barber 713-497-3042

FOR IMMEDIATE RELEASE:     April 22, 2004

        RELIANT RESOURCES TO BE RENAMED "RELIANT ENERGY, INC" ON APRIL 26

HOUSTON, TX - Reliant Resources, Inc. announced today that it will change its corporate name, effective April 26, 2004, to "Reliant Energy, Inc." The name change will align the company's corporate name with its brand name. The ticker symbol for the company's common stock will remain the same (NYSE: RRI).

Holders of stock certificates and notes bearing the name "Reliant Resources, Inc." may continue to hold them and will not be required to exchange them for new certificates or notes or take any other action. The CUSIP number for the company's common stock and notes will remain unchanged.

Reliant Resources, Inc., based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the U.S., marketing those services under the Reliant Energy brand name. The company provides a complete suite of energy products and services to more than 1.8 million electricity customers in Texas ranging from residences and small businesses to large commercial, industrial and institutional customers. Reliant also serves large commercial and industrial clients in the PJM (Pennsylvania, New Jersey, Maryland) Interconnection. The company has approximately 20,000 megawatts of power generation capacity in operation, under construction or under contract. For more information, visit our Web site at www.reliant.com

This news release contains "forward-looking statements." Forward-looking statements are statements that contain projections about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, or other projections or estimates about our assumptions relating to these types of statements. These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook", "effort", "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. We have based our forward-looking statements on management's beliefs and assumptions based on information available to management at the time the statements are made. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of many factors or events, including legislative and regulatory developments, the outcome of pending lawsuits, governmental proceedings and investigations, the effects of competition, financial market conditions, access to capital, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss in our other filings with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.